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                                                                  EXHIBIT 10.44


Mr. Phillip C. Duncan
1616 Big Bend Drive
Milpitas, CA  95035

Dear Phillip:

Maxtor Corporation is pleased to offer the position of Vice President, Human Resources reporting to Michael R. Cannon, President and Chief Executive Officer. Your salary will be $220,000 per annum. In addition, Maxtor Corporation will give you an $80,000 sign-on bonus to be paid out the first week of employment. This bonus is subject to applicable taxes at the time of payment.

Maxtor provides its employees with generous health and other benefits, including medical, dental, life and long-term disability insurance, four weeks personal time off, ten paid holidays and a 401(k) program and quarterly profit sharing based on financial performance.

You will be eligible for a management incentive bonus which will be 50% of your base salary and which will be paid out quarterly based on predetermined performance goals for both corporate measures and individual measures. In addition, contingent upon the approval of the Board of Directors of Maxtor, you will be eligible to receive 80,000 options in our new stock option program. Details of the program will be provided to you at the time of the approval of your stock option award.

By signing and accepting this offer, you agree to repay your sign-on bonus on a daily prorated basis if you voluntarily resign from your employment at Maxtor within one year of your date of hire. If your employment is involuntarily terminated without cause you will receive a severance package equivalent to nine month's base salary.

Moreover, in compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire. In addition, as a condition of your employment with Maxtor, it will be necessary for you to complete, sign and return with this offer of employment, the attached Maxtor Employee Agreement Regarding Confidentiality and Inventions.

This offer of employment is contingent upon your agreeing to, and passing, a drug screening analysis. You may contact Doctors on Duty at (408) 942-0333 to make arrangements.

Also, it is customary with Maxtor employees that you will not have an employment contract, and either you or Maxtor can terminate the employment relationship with or without cause at any time.





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Phillip, we at Maxtor look forward to having you as a team member and are confident that you will make significant contributions to the company's future. Please sign below signifying your acceptance of this position and return this letter to the Human Resources Department by July 22, 1996. Please plan on attending new employee orientation at 510 Cottonwood Drive in the HR conference room, at 9:00 a.m. on the Monday you begin employment.

Sincerely,

/s/ Michael R. Cannon

Michael R. Cannon
President and Chief Executive Officer


Accepted: /s/ Phillip C. Duncan                Date:__________________________


Expected Start Date:_______________





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